AMENDMENT NO. 16 TO
SHAREHOLDER RIGHTS AGREEMENT
This Amendment No. 16 to Shareholder Rights Agreement (the “Amendment”), dated as of February 20, 2024, by and between NeuroMetrix, Inc., a Delaware corporation (the “Company”), and Equiniti Trust Company, LLC (f/k/a/ American Stock Transfer & Trust Company, LLC) (the “Rights Agent”), amends that certain Shareholder Rights Agreement, dated as of March 7, 2007, as previously amended, between the Company and the Rights Agent (as so amended, the “Rights Agreement”).
WHEREAS, the Company and the Rights Agent are parties to the Rights Agreement;
WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company and the Rights Agent may from time to time supplement or amend the Rights Agreement subject to the terms of the Rights Agreement; and
WHEREAS, the Board of Directors of the Company has determined that an amendment to the Rights Agreement as set forth herein is necessary and desirable in connection with the foregoing and the Company and the Rights Agent desire to evidence such amendment in writing.
NOW, THEREFORE, in consideration of these premises and mutual agreements set forth herein, the parties agree as follows:
1.    Amendment to Section 7(a). Section 7(a) of the Rights Agreement is amended by striking Section 7(a) in its entirety and replacing it with the following:
“(a) Subject to Section 7(e) hereof, the registered holder of any Right Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein) in whole or in part at any time after the Distribution Date upon surrender of the Right Certificate, with the form of election to purchase and the certificate on the reverse side thereof duly executed, to the Rights Agent at the office or offices of the Rights Agent designated for such purpose, together with payment of the aggregate Exercise Price for the total number of one ten-thousandth of a share of Preferred Stock (or other securities, cash or other assets, as the case may be) as to which such surrendered Rights are then exercised, at or prior to the earlier of (i) the Close of Business on the seventeenth anniversary of the Record Date (upon this Amendment, March 8, 2025) (the “Final Expiration Date”), (ii) the time at which the Rights are redeemed as provided in Section 23 hereof (the “Redemption Date”) or (iii) the time at which such Rights are exchanged as provided in Section 24 hereof (the “Exchange Date”) (the earliest of (i), (ii) or (iii) being herein referred to as the “Expiration Date”). Except as set forth in Section 7(e) hereof and notwithstanding any other provision of this Agreement, any Person who prior to the Distribution Date becomes a record holder of shares of Common Stock of the Company may exercise all of the rights of a registered holder of a Right Certificate with respect to the Rights associated with such shares of Common Stock of the Company in accordance with the provisions of this Agreement, as of the date such Person becomes a record holder of shares of Common Stock of the Company.”
2.    Ratification. The parties hereby ratify and confirm in all respects the Agreement, as amended by this Amendment.
3.    Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.
4.    Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.
5.    Descriptive Headings. Descriptive headings of the several Sections of this Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

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IN WITNESS WHEREOF, the parties have entered into this Amendment No. 16 to Shareholder Rights Agreement as of the date first stated above.
NEUROMETRIX, INC.
By:    /s/ Thomas T. Higgins
Name:    Thomas T. Higgins
Title:    Senior Vice President, Chief
Financial Officer, Treasurer and
Principal Accounting Officer
EQUINITI TRUST COMPANY, LLC
By:    /s/ Adam Burke
Name:    Adam Burke
Title:    EVP, Chief Revenue Officer
[Signature Page to Amendment No. 16 to Shareholder Rights Agreement]